Exhibit 10.18

SECOND AMENDMENT TO EXECUTIVE SEVERANCE
AND CHANGE IN CONTROL LETTER AGREEMENT

Dear David:

This Second Amendment to Executive Severance and Change in Control Letter Agreement (the “Amendment”) to is made and entered into effective as of November 11, 2019 (the “Amendment Effective Date”) by and between ChannelAdvisor Corporation (“ChannelAdvisor”) and David Spitz (“You”). This Agreement amends the Amended and Restated Executive Severance and Change in Control Letter Agreement between You and ChannelAdvisor dated December 17, 2014, as amended December 31, 2018 (the “Agreement”) effective as of the Amendment Effective Date. Except as expressly provided in this Amendment, the Agreement, as amended by this Amendment, remains in full force and effect. All capitalized terms not defined in this Amendment have the meaning stated in the Agreement.

Section 2(C) of the Agreement is hereby amended and restated to read as follows:

“(C)    Termination in Connection with Change in Control Event
If there is a Change in Control, and if, within the period during the two (2) months before or the twelve (12) months after the Change in Control, ChannelAdvisor (or the acquiring entity) (i) terminates Your employment, other than For Cause, or (ii) You terminate Your employment for Good Reason, in each case provided that the termination of employment constitutes a Separation From Service, You will receive the Employment Termination Payments, and, subject to Your execution and nonrevocation within the permitted revocation period of the Severance Agreement:

(1)	ChannelAdvisor shall pay to You a payment equal to two years of Your Base Compensation.
In addition, ChannelAdvisor shall pay to You either:
(a)    if Your compensation includes a quarterly variable incentive component and the Termination Date is not the last day of the calendar quarter, then one calendar quarter of Your then current quarterly variable incentive compensation calculated at 100% achievement; OR
(b)     if Your compensation includes an annual variable incentive compensation component and the Termination Date is not the last day of the calendar year, a prorated share (for the period from the beginning of the calendar year to the Termination Date) of Your then current annual variable compensation calculated at 100% achievement.
Payment of the amounts in this Section 2(C)(1) shall be made in a one-time lump sum payment on the next available regularly scheduled payroll date within sixty (60) days following the Termination Date.

Exhibit 10.18

(2)
If You timely and properly elect COBRA continuation coverage under ChannelAdvisor’s group health plan for medical or dental coverage, ChannelAdvisor shall pay the monthly premium for the coverage directly to the insurance provider for a period of up to 18 months following the Termination Date. If You receive subsequent employment that includes one or both of these benefits, then upon the first date You are eligible to receive the benefits, You shall promptly notify ChannelAdvisor in writing. Upon receipt of Your notice, ChannelAdvisor shall cease payment for any benefits that are provided by Your new employer. If You delay in notifying ChannelAdvisor of a change in benefits status, You shall promptly return all overpayments.

(3)
ChannelAdvisor shall fully accelerate vesting of all of the Awards that are unvested as of the Termination Date, with the effect that all such Awards shall be fully vested and exercisable as of the Termination Date.

(4)	ChannelAdvisor shall extend the exercise period for the Awards until two (2) years from the Termination Date, but in no event will the exercise period extend beyond the original term of the Award.

(5)	The Severance Agreement shall reflect the benefits stated in this Section 2(C).”
Sincerely,
CHANNELADVISOR CORPORATION
/s/ Timothy J. Buckley
Timothy J. Buckley
Chairman, Compensation Committee

Accepted and agreed to by:

/s/ David Spitz
David Spitz

2.

209728 v2/DC